Exhibit 10.12

EXECUTION COPY

QubicaAMF Worldwide, S.à.r.l.

JOINT VENTURE AGREEMENT

Dated as of June 13, 2005

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ARTICLE VII — TAXES		22

7.1	Tax Returns	22
7.2	Tax Elections	23
7.3	Tax Matters Partner	23

ARTICLE VIII — TRANSFER OF COMPANY INTERESTS		23

8.1	Transfers of PECS, CPECS and Shares	23
8.2	Effect of Assignment	24
8.3	Prohibition on Transfer	24
8.4	Transfer Fees and Expenses	24
8.5	Void Transfers	24

ARTICLE IX — WITHDRAWAL AND RESIGNATION OF SHAREHOLDERS		24

9.1	Withdrawal and Resignation of Shareholders	24
9.2	Withdrawal of a Shareholder	25

ARTICLE X — LIQUIDITY PROVISIONS		25

10.1	Put Offer	25
10.2	Liquidity Request	25
10.3	Deadlock Offer	26
10.4	Sale to a Competitor	27

ARTICLE XI — VALUATION		27

11.1	Determination	27
11.2	Fair Market Value	28

ARTICLE XII — GENERAL PROVISIONS		28

12.1	Power of Attorney	28
12.2	Amendments	29
12.3	Title to Company Assets	29
12.4	Remedies	29
12.5	Successors and Assigns	29
12.6	Severability	29
12.7	Public Offering	30
12.8	Notice of Provisions	30
12.9	Counterparts	30
12.10	Descriptive Headings; Interpretation	30
12.11	Governing Law	31
12.12	Governing Language	31
12.13	Arbitration	31
12.14	Addresses and Notices	31
12.15	Creditors	31
12.16	Waiver	32
12.17	Further Action	32
12.18	Offset	32
12.19	Reimbursement of Payments on Behalf of Shareholders	32
12.20	Entire Agreement	32
12.21	Delivery by Facsimile	32
12.22	Survival	33

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QubicaAMF Worldwide, S.à.r.l.

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT is made and entered into as of this 13th day of June, 2005, to be effective as of the closing of the transactions contemplated by Section 1B of the Contribution Agreement (as defined below) (the “Effective Date”), by and among QubicaAMF Worldwide, S.à.r.l., a société à responsabilité limitée organized under the laws of Luxembourg (the “Company”), AMF Holdings, Inc., a corporation organized under the laws of the State of Delaware, U.S.A. (“AMF”), Qubica Lux, S.à.r.l., a société à responsabilité limitée organized under the laws of Luxembourg (“Qubica”), AMF Bowling Products, LLC, a Virginia limited liability company (“AMF Products”), AMF Bowling Products International BV, a company organized under the laws of the Netherlands (“AMF BV”), Qubica, S.p.A., a Società per Azioni organized under the laws of Italy (“Qubica Products”), AMF Bowling India Private Limited, an India company (“AMF India”), AMF Bowling Products Mexico S. de R.L. de C.V., a Mexico company (“AMF Mexico”), AMF Bowling Poland Sp.zo.o, a Poland company (“AMF Poland”), AMF Bowling Products, LLC, a Russia company (“AMF Russia” and, together with AMF Products, AMF BV, AMF India, AMF Mexico and AMF Poland, the “AMF Subs”), Qubica Canada, Inc., a Canada corporation (“Qubica Canada”), Qubica USA, Inc., a Florida corporation (“Qubica USA”), and Aquta S.r.l., a limited liability company organized under the laws of Italy (“Aquta” and, together with Qubica Products, Qubica Canada, Qubica USA and Aquta, the “Qubica Subs”). AMF and Qubica and their respective successors and permitted assigns are collectively referred to herein as the “Initial Shareholders” and, individually, as an “Initial Shareholder.” Each AMF Sub and Qubica Sub shall be parties to this Agreement solely for purposes of Sections 2.11 and 2.12 below. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in ARTICLE I of this Agreement.

WHEREAS, Qubica is the current owner of Qubica Products (together with its Subsidiaries, the “Qubica Products Business”), and AMF is the current owner of AMF Products and AMF BV (collectively, and together with their respective Subsidiaries, the “AMF Products Business”);

WHEREAS, the business strengths of the Qubica Products Business include its distinctive entrepreneurial culture, its marketing oriented nature and its attention to customer needs through strategic initiatives, ongoing research and development and enterprise-wide innovation;

WHEREAS, the AMF Products Business has a long history in the market sector during which it has developed its production and managerial skills and continuously improved the quality of its products and its customer service, while making its production of products more cost-effective;

WHEREAS, the Initial Shareholders desire to combine the Qubica Products Business and the AMF Products Business to take advantage of both of their respective strengths in hopes of creating new value for the Initial Shareholders and achieving liquidity of such value for the Initial Shareholders through an initial Public Offering or a Sale of the Company, in any case in accordance with ARTICLE X of this Agreement;

WHEREAS, in order to effect the combination of the AMF Products Business and the Qubica Products Business, AMF and Qubica have agreed to contribute the AMF Products Business and the Qubica Products Business, respectively, to the Company in exchange for the Company’s issuance to each Initial Shareholder of Shares, PECS and CPECS representing initially 50% of the issued share capital of the Company, in each case on the terms and subject to the conditions set forth in the Contribution Agreement; and

WHEREAS, in connection with the foregoing, the Company and each of the Shareholders desire to enter into this Agreement for the purposes, among others, of setting forth the rights and obligations of the Shareholders with respect to their ownership of the Company, providing for the election and treatment of the Company as a partnership for U.S. income tax purposes and the maintenance of all books and records in connection with such election, assuring continuity in the ownership and management of the Company and limiting the manner and terms by which the Shares, PECS and CPECS may be Transferred.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I — CERTAIN DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the following meanings:

“Adjusted Capital Account Deficit” means with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance shall be

(i) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and

(ii) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to Minimum Gain).

“Affiliate” of any particular Person or entity means any other person or entity controlling, controlled by or under common control with such particular person or entity, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” means this Joint Venture Agreement, as amended or modified from time to time in accordance with the terms hereof.

“AMF Managers” means the three (3) representatives designated by AMF from time to time pursuant to the Articles, other than any individual whose employment with or service as a director or manager of the Company or any of its Subsidiaries is terminated for Just Cause, who shall initially be Thomas J. Formolo, Richard Lobo and Fred Hipp.

“Articles” means the articles of incorporation of the Company.

“Board” means the Company’s Board of Managers established pursuant to the Articles.

“Book Value” means, with respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g).

“Budget” means the annual budget and operating plan of the Company and its Subsidiaries (including the Debt Amortization Schedule) as approved pursuant to the Articles.

“Capital Account” means the capital account maintained for a Shareholder pursuant to Section 3.2.

“Capital Contributions” means any cash, cash equivalents, promissory obligations, or the Fair Market Value of other property that a Person pays to the Company or is deemed to have paid to the Company in exchange for Shares, PECS and/or CPECS.

“Code” means the Luxembourg law of 10 August 1915 on commercial companies, as amended.

“Company Interest” means the interest of a Shareholder, CPEC Holder or PEC Holder in Profits, Losses, and Distributions of the Company.

“Company Quarter” means each quarter of the Company’s then current fiscal or calendar year.

“Company Year” means the Company’s fiscal year established pursuant to the Articles.

“Contribution Agreement” means the Contribution Agreement, dated as of June 13, 2005, by and among the Company, AMF and Qubica.

“CPEC” means a Convertible Preferred Equity Certificate in the registered form issued by the Company, each having a par value (and face amount) of twenty-five euro (EUR 25.00) and the rights and obligations specified with respect to the CPECS in this Agreement and in the terms and conditions of the CPECS.

“CPEC Holder” means any owner of one or more CPECS issued by the Company, as shown on the Company’s register of CPECS.

“Deadlock Offer Price” means the aggregate amount which the Selling Shareholder would receive in accordance with Section 4.1(e) of this Agreement in respect of its PECS, CPECS and Shares assuming all PECS, CPECS and Shares then outstanding (including all CPECS and Shares issuable upon the exercise of in-the-money options) were sold pursuant to a Sale of the Company on the date of delivery of the Deadlock Offer Notice for an aggregate purchase price equal to (x) (i) if the Deadlock Offer Notice is delivered on or prior to the 18-month anniversary of the Effective Date, 5.0 multiplied by the Company’s EBITDA for the twelve (12) full calendar months immediately preceding the date of delivery of the Deadlock Offer Notice or (ii) if the Deadlock Offer Notice is delivered after the 18-month anniversary of the Effective Date, 5.5 multiplied by the Company’s EBITDA for the twelve (12) full calendar months immediately preceding the date of delivery of the Deadlock Offer Notice, minus (y) the aggregate amount of all outstanding Indebtedness of the Company and its Subsidiaries as of such date, plus (z) the aggregate amount of all cash and cash equivalents held by or on behalf of the Company or its Subsidiaries as of such date.

“Distribution” means each payment made by the Company to any Person in respect of any Shares, CPECS or PECS held by such Person, whether in cash, property or securities of the Company and whether by dividend, redemption, repurchase, payment of yield, liquidating distribution or otherwise; provided that none of the following shall be deemed a “Distribution” for purposes of this Agreement: (i) any recapitalization, exchange or conversion of securities of the Company (including any exchange of PECS for CPECS or other PECS, any exchange of CPECS for PECS or other CPECS or any conversion of CPECS into Shares); (ii) any redemption or repurchase of Shares, CPECS or PECS from a former manager, officer, employee or consultant of the Company or any of its Subsidiaries pursuant to any written agreement between the Company and such manager, officer, employee or consultant as approved by the Board; and (iii) any subdivision or combination of any outstanding Shares, CPECS or PECS.

“EBITDA” means, for any period, the net income of the Company and its Subsidiaries for such period, prior to reduction or addition, as applicable, for (i) interest expense (including, without limitation, amortization of debt issuance costs) for such period, (ii) taxes (whether federal, state, local or foreign) based on income or profits for such period, (iii) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges for such period, (iv) non-recurring expenses for such period associated with the creation of the joint venture and the combination of the AMF Products Business and the Qubica Products Business, (v) the aggregate amount of the Rebate (as defined in the Supply Agreement) for such period (i.e., the ten percent (10%) reduction in the amount owed by AMF Centers to AMF Products and Qubica Products for such period pursuant to the Supply Agreement) to the extent the parties to the Supply Agreement agree to terminate such Rebate as of the Put Closing or Deadlock Closing, as applicable, and (vi) unusual or other non-recurring charges or items of gain or loss, in each case determined on a consolidated basis in accordance with GAAP.

“Excess Operating Cash Flow” means, for any particular Company Quarter, an amount of cash equal to (i) the consolidated EBITDA of the Company and its Subsidiaries for such Company Quarter, minus (ii) all cash payments by the Company and its Subsidiaries during such Company Quarter in respect of capital expenditures, minus (iii) all cash payments by the Company and its Subsidiaries during such Company Quarter in respect of accrued interest on indebtedness for borrowed money, minus (iv) all cash payments by the Company and its Subsidiaries in respect of taxes based on income or profits for such Company Quarter, minus (v) the aggregate amount of all Tax Distributions made by the Company in respect of such Company Quarter, and minus (vi) for each of the first twelve (12) Company Quarters following the Effective Date, an amount equal to (a) the aggregate amount of all indebtedness for borrowed money of the Company and its Subsidiaries as of immediately following the Closing, divided by (b) twelve (12), and for each Company Quarter thereafter, zero.

“Fair Market Value” means, with respect to any asset or equity interest, its fair market value as determined in accordance with ARTICLE XI.

“Fundamental Change” means (a) a Fundamental Change (as defined in the Articles) and (b) any action proposed to be taken by a Subsidiary of the Company which, if taken by the Company, would constitute a Fundamental Change (as defined in the Articles).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Global Coordinator” means an investment banking firm of internationally recognized standing, who shall not have any material relationship with the Company, AMF or Qubica, and who shall be selected by the Board within thirty (30) days following the delivery of a Liquidity Request pursuant to Section 10.2(a) below; provided, however, if the Board is unable to agree on the selection of a Global Coordinator within such period, the AMF Managers and the Qubica Managers shall each select within ten (10) days after the expiration of such period one (1) such investment banking firm, and the two investment banking firms shall jointly select a third investment banking firm, which shall serve as the sole Global Coordinator for the purposes of this Agreement; provided, further, that if either the AMF Managers or the Qubica Managers fail to select one (1) such investment banking firm with such ten (10) day period, the investment banking firm selected by the other shall serve as the sole Global Coordinator for the purposes of this Agreement.

“Governmental Entity” means any nation, province or state, or any political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government or any agency or department or subdivision of any governmental authority.

“Headquarters” has the meaning set forth in Section 2.6.

“Indebtedness” means, as of any particular date, without duplication, (i) indebtedness of the Company or any of its Subsidiaries for borrowed money or issued in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by a note, bond, debenture or other debt security of the Company or any of its Subsidiaries (but excluding any PEC or CPEC), (iii) indebtedness for the deferred purchase price of property or services with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than sixth months past due), (iv) any obligations under capitalized leases with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations the Company or any of its Subsidiaries assures a creditor against loss, (v) indebtedness secured by a Lien on the assets of the Company or any of its Subsidiaries (excluding any letters of credit), (vi) accrued but unpaid Taxes of the Company or any of its Subsidiaries based on income or profits (net of all prepayments of such Taxes and net of any income Tax credits to the extent such credits will reduce, in the current Tax period, the amount of any such Taxes) and (vii) accrued interest to and including such date in respect of any of the obligations described in the foregoing clause (i) through (vi) of this definition and all premiums, penalties, charges, fees, expenses and other amounts which would be due if such obligations were paid or prepaid in full as of such date.

“Just Cause” means (i) a willful act which constitutes gross misconduct, fraud or embezzlement; (ii) the commission of, or the pleading of guilty or no contest to, any felony or crime which the Board reasonably determines would have an adverse effect on (A) the reputation of AMF, Qubica, the Company and/or any of its Subsidiaries or their respective relationships with suppliers, customers, employees or others, (B) the ability to effectively perform duties as an Officer, Manager or employee of the Company or any of its Subsidiaries, or (C) the business, operations or financial condition of the Company and/or its Subsidiaries, and/or (iii) willful action taken for the purpose of harming the Company and/or its Subsidiaries.

“Key Executive” means each of Emanuele Govoni, Luca Drusiani and Roberto Vaioli.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any Subsidiary or any Affiliate thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company, any Subsidiary or any Affiliate under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Losses” means items of Company loss and deduction determined according to Section 3.2.

“Manager” means a current Manager on the Board, who, for purposes of the Articles, will be deemed a “Manager” (as defined in the Articles) but will be subject to the rights, obligations, limitations and duties set forth in this Agreement.

“Minimum Gain” means the partnership minimum gain determined pursuant to Treasury Regulation Section 1.704-2(d).

“Nextia” means Nextia S.r.l., a limited liability company organized under the laws of Italy.

“Officer” means a person designated as an officer of the Company or any of its Subsidiaries to whom authority and duties have been delegated pursuant to the Articles (including, but not limited to, the chief executive officer and president, the chief financial officer, the vice president(s) and the secretary) or equivalent governing document of any Subsidiary, as the case may be, subject to any resolution of the Board appointing such person as an officer or relating to such appointment.

“PEC” means a Preferred Equity Certificate in registered form issued by the Company, each having a par value (and face amount) of one euro (EUR 1.00) and the rights and obligations specified with respect to the Preferred Equity Certificates in this Agreement and in the terms and conditions of the PECS.

“PEC Holder” means any owner of one or more PECS issued by the Company, as shown on the Company’s register of PECS.

“Preferred Unpaid Yield” of any PEC means, as of any date, an amount equal to the excess, if any, of (a) the aggregate Preferred Yield accrued on such PEC for all periods prior to such date (including partial periods), over (b) the aggregate amount of prior Distributions made by the Company that constituted payment of Preferred Yield on such PEC.

“Preferred Yield” means, with respect to each PEC, the amount accruing on such PEC on a daily basis, at the rate of 10% per annum, compounded on the last day of each calendar year, on (a) the Par Value of such PEC (as defined in the terms and conditions of such PEC) plus (b) the Preferred Unpaid Yield thereon, if any, for all prior years. In calculating the amount of any Distribution to be made during a period, the portion of the Preferred Yield with respect to such PEC for the portion of the quarterly period elapsing before such Distribution is made shall be taken into account in determining the amount of such Distribution.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Entity.

“Profits” means items of Company income and gain determined according to Section 3.2.

“Public Offering” means any offering of the Shares of the Company (or a successor thereto) that are listed on a securities exchange or otherwise publicly offered (which shall include an offering pursuant to Rule 144A and/or Regulation S under the Securities Act, to professional market investors or similar persons); provided that the following shall not be considered a Public Offering: (i) any issuance of Shares as consideration for a merger or acquisition, and (ii) any issuance of Shares or rights to acquire Shares to employees of the Company or its Subsidiaries as part of an incentive or compensation plan.

“Put Offer Price” means the aggregate amount which the Selling Shareholder would receive in accordance with Section 4.1(e) of this Agreement in respect of its PECS, CPECS and Shares assuming all PECS, CPECS and Shares then outstanding (including all CPECS and Shares issuable upon the exercise of in-the-money options) were sold pursuant to a Sale of the Company on the date of delivery of the Put Offer Notice for an aggregate purchase price equal to (x) the product of (a) 6.5 multiplied by (b) the Company’s EBITDA for the twelve (12) full calendar months immediately preceding the date of delivery of the Put Notice, minus (y) the aggregate amount of all outstanding Indebtedness of the Company and its Subsidiaries as of such date, plus (z) the aggregate amount of all cash and cash equivalents held by or on behalf of the Company or its Subsidiaries as of such date.

“Qubica Managers” means the three (3) representatives designated by Qubica from time to time pursuant to the Articles, other than any individual whose employment with or service as a director or manager of the Company or any of its Subsidiaries is terminated for Just Cause, who shall initially be Marc Koeune, Emanuele Govoni and Paolo Baretta.

“Regulatory Allocations” has the meaning set forth in Section 4.3(e).

“Required Interest” means 75% or more of the outstanding Shares of the Company.

“Sale of the Company” means any transaction or series of transactions pursuant to which any Person or group of related Persons (other than an Initial Shareholder) in the aggregate acquire(s) (i) all or substantially all of the Shares outstanding on a fully-diluted basis at the time of such transaction or series of transactions or (ii) all or substantially all of the Company’s and its Subsidiaries’ assets determined on a consolidated basis, in any case whether by merger, consolidation, joint venture, reorganization, liquidation or otherwise; provided that a Public Offering shall not constitute a Sale of the Company.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules, or regulations. Any reference herein to a specific section, rule, or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Share” means a share representing a fractional part of the interest of a Shareholder in Profits, Losses and Distributions and having the rights and obligations specified in the Articles and this Agreement.

“Shareholder” means any owner of one or more Shares issued by the Company as reflected on the Company’s books and records.

“Shareholder Group” has the meaning set forth in Section 5.2.

“Strategic Plan” has the meaning set forth in Section 2.10.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company. Notwithstanding the foregoing, for purposes of determining any amount hereunder with respect to any Subsidiary of the Company that is not then wholly-owned, directly or indirectly, by the Company, such determination shall include only a pro rata percentage of such amount based on the Company’s direct or indirect ownership percentage of such Subsidiary.

“Supply Agreement” means that certain Supply Agreement, dated as of the date hereof, to be effective as of the Effective Date, by and among AMF Products, AMF Mexico, the Company, Qubica Products and AMF Bowling Centers, Inc., a Delaware corporation (“AMF Centers”).

“Tax” or “Taxes” means any federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Tax Code” means the United States Internal Revenue Code of 1986, as amended. Such term shall be deemed to include any future amendments to the Tax Code and any corresponding provisions of succeeding Tax Code provisions (whether or not such amendments and corresponding provisions are mandatory or discretionary; provided, however, if they are discretionary, the term “Tax Code” shall not include them if including them would have a material adverse effect on either Initial Shareholder).

“Tax Distribution” has the meaning set forth in Section 4.1(b).

“Tax Matters Partner” has the meaning set forth in Section 7.3.

“Taxable Year” means the Company Year unless the Board determines otherwise in compliance with applicable laws.

“Transaction Documents” means this Agreement, the Contribution Agreement and all other agreements, instruments, certificates and other documents contemplated hereby or thereby.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (including, without limitation, by operation of law) or the acts thereof, but explicitly excluding conversions or exchanges of one class of Shares to or for another class of Shares. The terms “Transferor,” “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

“Treasury Regulations” means the income tax regulations promulgated under the Tax Code and effective as of the date hereof. Such term shall, at the Board’s sole discretion, be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary; provided, however, that if they are discretionary, the term “Treasury Regulations” shall not include them if including them would have a material adverse effect on either Initial Shareholder).

ARTICLE II — ORGANIZATIONAL MATTERS

2.1 Formation. The Company has been formed as a société à responsabilité limitée (“SARL”) under the laws of Luxembourg under and pursuant to the Articles and shall be continued in accordance with the Articles and this Agreement. The Shareholders hereby agree to execute, file and record all such other certificates and documents and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a SARL, the ownership of property, and the conduct of business under the laws of Luxembourg and any other jurisdiction in which the Company or any Subsidiary may own property or conduct business. Other than in connection with the execution and delivery of the Transaction Documents, the Company has no liabilities or other obligations and has conducted no business prior to the date hereof and shall not conduct any business prior to the Effective Date. Upon the closing of the transactions contemplated by Section 1B of the Contribution Agreement, the Company will issue to AMF and Qubica, respectively, the number of Shares, CPECS and PECS set forth opposite such Initial Shareholder’s name on Schedule A attached hereto such that initially each of AMF, on the one hand, and Qubica, on the other hand, shall hold and own 50% of the issued share capital of the Company.

2.2 Name. The name of the Company shall be QubicaAMF Worldwide, S.à.R.L. The Shareholders, with the quorum and majority requirements applicable to amendments of the Articles, may change the name of the Company at any time and from time to time. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Board.

2.3 Purpose. The purpose of the Company is as set forth in article 2 of the Articles. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law. Subject to the provisions of this Agreement and the other agreements contemplated hereby, (i) the Company may, with the approval of the Board, enter into and perform under any and all documents, agreements and instruments, all without any further act, vote or approval of any Shareholder, and (ii) the Board may authorize any Person (including any Shareholder, Manager or Officer) to enter into and perform under any document, agreement or instrument on behalf of the Company.

2.4 Powers of the Company. Subject to the provisions of the Articles, this Agreement and the agreements contemplated hereby, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.3, including the power:

(a) to conduct its business, carry on its operations and have and exercise the powers granted to a SARL by the Code and the Articles within Luxembourg and/or any other country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(c) to enter into, perform and carry out contracts of any kind, including contracts with any Shareholder or any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to or incidental to the accomplishment of the purpose of the Company;

(d) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including the power to be admitted as a shareholder or appointed as a manager thereof and to exercise the rights and perform the duties created thereby) or individuals or direct or indirect obligations of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(e) to lend money for any proper purpose, to invest and reinvest its funds and to take and hold real and personal property for the payment of funds so loaned or invested;

(f) to sue and be sued, complain and defend, and participate in administrative or other proceedings in its name;

(g) to appoint employees and agents of the Company and define their duties and fix their compensation;

(h) to indemnify any Person in accordance with the Articles and the Code and to obtain any and all types of insurance;

(i) to cease its activities;

(j) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

(k) to borrow money and issue evidences of indebtedness and guaranty indebtedness (whether of the Company or any of its Subsidiaries), and to secure the same by a mortgage, pledge or other Lien on the assets of the Company;

(l) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

(m) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

2.5 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Luxembourg, the Board shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Board or any Officer, each Shareholder shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.6 Registered Office; Principal Office. The registered office of the Company shall be established in Luxembourg. The registered office may be transferred to any other place in the Grand Duchy of Luxembourg by means of a resolution of a general meeting of the Shareholders. The Company’s principal headquarters (“Headquarters”) will be in Richmond, Virginia, United States. The Company’s automatic scoring and strategic marketing divisions will be located in Bologna, Italy. Branches or other offices may be established either in Luxembourg or abroad as the Board deems advisable.

2.7 Term. The term of the Company commenced upon the date of incorporation before a notary and shall continue in existence until termination and dissolution thereof in accordance with the Articles.

2.8 Partnership Status for Tax Purposes. The Shareholders, PEC Holders and CPEC Holders intend that the Company shall be treated as a partnership for United States federal and, if applicable, state and local income tax purposes, and that the Company and each Shareholder, PEC Holder and CPEC Holder shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment, and, at the request of the Company, each Shareholder, PEC Holder and CPEC Holder shall execute IRS Form 8832 (and any corresponding form under state and local law) for such purpose. Without the consent of the holders of the Required Interest, the Company shall not make an election to be treated as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulation 301.7701-3 (or any successor regulation or provision) and, if applicable, U.S. state or local income tax purposes. Except for tax purposes as otherwise set forth in this Section 2.8, the Shareholders, PEC Holders and CPEC Holders intend that the Company not be a partnership (including, without limitation, a limited partnership), that no Shareholder, PEC Holder or CPEC Holder be a partner of any other Shareholder, PEC Holder or CPEC Holder by virtue of this Agreement and that neither this Agreement nor any other document entered into by the Company or any Shareholder, PEC Holder or CPEC Holder relating to the subject matter hereof shall be construed to suggest otherwise.

2.9 Related Party Transactions. Except as set forth on the attached Company Affiliated Transactions Schedule attached hereto as Schedule B and except as expressly contemplated by the Transaction Documents, the Company shall not, and shall cause each of its Subsidiaries to not, engage in any agreement, contract, commitment or transaction with any officer, director, manager, employee, shareholder or Affiliate (other than the Company and its Subsidiaries) of AMF or Qubica or with any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, without the prior approval of the Board.

2.10 Strategic Plan. Pursuant to the terms set forth in the Articles, the Board shall establish a strategic planning committee to review and evaluate the Company’s annual, five-year strategic business plan prepared by the Company’s senior management team at the direction of the Company’s chief executive officer (the “CEO”), which shall include without limitation the Budget and annual operating plan for the current fiscal year, which shall have been previously prepared by the Company’s senior management team at the direction of the CEO and approved by the Board (the “Strategic Plan”). The Company’s initial Strategic Plan is attached hereto as Schedule C.

2.11 Management of the Company and its Subsidiaries.

(a) Each of AMF, Qubica and the Company agrees to take all actions necessary or advisable to (i) cause each Subsidiary of the Company to execute and deliver this Agreement and each other Transaction Document to which such Subsidiary is named as a party thereto and (ii) cause each Subsidiary of the Company to perform all obligations of such Subsidiary under, and to carry out and consummate the transactions contemplated by, this Agreement and each other Transaction Document to which such Subsidiary is a party.

(b) Each of the Company, AMF and Qubica agrees to take all actions necessary or advisable to cause the Board to be comprised at all times of the AMF Managers and the Qubica Managers.

(c) Except as otherwise determined by the Board, the Company agrees to take all actions necessary or advisable to cause John Walker to be appointed at all times as the Company’s Chief Executive Officer.

(d) Except as otherwise determined by the Board, the Company agrees to take all actions necessary or advisable to cause the board of directors or managers (or equivalent governing body) of each of AMF BV, AMF Products and Qubica Products (and any other direct Subsidiary of the Company from time to time) to be comprised at all times from and after the Effective Date of (i) the chief executive of such entity from time to time, who shall initially be John Walker, and (ii) an equal number of representatives designated from time to time by each of AMF and Qubica.

(e) Except as otherwise determined by its board of directors or managers (or equivalent governing body), each of AMF BV, AMF Products and Qubica Products agrees to take all actions necessary or advisable to cause John Walker to be appointed at all times from and after the Effective Date as the chief executive of such entity.

(f) Except as otherwise determined by its board of directors or managers (or equivalent governing body), each of AMF BV, AMF Products and Qubica Products agrees to take all actions necessary or advisable to cause the board of directors or managers (or equivalent governing body) of each of their respective Subsidiaries (other than Nextia) to be comprised at all times from and after the Effective Date of (i) the chief executive of such entity from time to time, who shall initially be John Walker, and (ii) an equal number of representatives designated from time to time by each of AMF (with respect to each such Subsidiary, as well as AMF BV, AMF Products, Qubica Products and any other direct Subsidiary of the Company, the “AMF Sub Directors”) and designated by Qubica (with respect to each such Subsidiary, as well as AMF BV, AMF Products, Qubica Products and any other direct Subsidiary of the Company, the “Qubica Sub Directors”).

(g) Except as otherwise determined by its board of directors or managers (or equivalent governing body), each of AMF India, AMF Mexico, AMF Poland, AMF Russia, Qubica Canada, Qubica USA and Aquta agrees to take all actions necessary or advisable to cause John Walker to be appointed at all times from and after the Effective Date as the chief executive of such entity.

(h) Each of the Company, AMF BV, AMF Products, Qubica Products, AMF India, AMF Mexico, AMF Poland, AMF Russia, Qubica Canada, Qubica USA and Aquta agrees to take all actions necessary or advisable to cause the articles and bylaws (or equivalent governing documents) of such Person, other than the Company, to be amended as of the Effective Date such that: (i) all matters thereafter subject to the approval of the board of directors or managers (or equivalent governing body) of such Person (other than those matters specified in clause (ii) below) shall require the affirmative vote of a number of the directors or managers (or equivalent governing representatives) of such Person equal to (A) the total number of directors or managers (or equivalent governing representatives) of such Person, divided by (B) two (the result of which, if not a whole number, shall be rounded up to the nearest whole number), plus (C) one; and (ii) all matters thereafter subject to the approval of the board of directors or managers (or equivalent governing body) of such Person related to (x) the delegation, assignment, revocation or modification of the duties, responsibilities, functions and authority of any and all directors, managers and officers of such Person and/or (y) in the case of Qubica Products, the removal of the directors of Nextia and/or the delegation, assignment, revocation or modification of the duties, responsibilities, functions and authority of the directors of Nextia, shall require the affirmative vote of only a simple majority of the total number of directors or managers (or equivalent governing representatives of such Person (but including the affirmative vote of the chief executive of such Person, who shall initially be John Walker).

(i) Except as otherwise required hereunder, each of AMF BV, AMF Products, Qubica Products, AMF India, AMF Mexico, AMF Poland, AMF Russia, Qubica Canada, Qubica USA and Aquta agrees not to take any action described in clause (b) of the definition of Fundamental Change without the prior written approval of both a majority of the AMF Sub Directors then serving on the board of directors or managers (or equivalent governing body) of such entity and a majority of the Qubica Sub Directors then serving on the board of managers (or equivalent governing body) of such entity.

2.12 Certain Executives.

(a) The CEO (in his capacity as the CEO of the Company or as the chief executive of each of the Subsidiaries of the Company) may not, at any time on or prior to the second anniversary of the Effective Date, terminate any Key Executive’s employment or consulting arrangement with, or service as a manager or director (or equivalent governing representative) of, any of the Company’s Subsidiaries, unless the Board (or equivalent governing body of the applicable Subsidiary of the Company) makes a determination of Just Cause and approves such termination; it being agreed that, after the second anniversary of the Effective Date, the CEO (in his capacity as the CEO of the Company and the chief executive of each of its Subsidiaries) may, in his sole discretion and for any reason whatsoever, cause any such termination of a Key Executive. In the event any Key Executive’s employment or consulting arrangement with, or service as a manager or director (or equivalent governing representative) of, any of the Company’s Subsidiaries is terminated for any reason whatsoever, other than for Just Cause, the CEO (in his capacity as the CEO of the Company and/or as the chief executive of the applicable Subsidiaries of the Company) shall be responsible for the replacement of such Person and such replacement shall be subject to the approval of a majority of the Qubica Managers (in their capacity as members of the Board or members of the equivalent governing body of the applicable Subsidiaries of the Company); provided that if any such termination is for Just Cause, such replacement shall be subject only to the approval of the Board (or the equivalent governing body of the applicable Subsidiaries of the Company); provided, further, the foregoing shall not limit Qubica’s right to designate the Qubica Managers or the Qubica Sub Directors.

(b) If, at any time on or prior to the third anniversary of the Effective Date, any Key Executive voluntarily terminates his service as a manager or director (or equivalent governing representative) of the Company or any of its Subsidiaries, or his employment or consulting arrangement with any of the Company’s Subsidiaries, for any reason whatsoever, AMF shall immediately have the ability to exercise its rights pursuant to Section 10.1 and, if applicable, Section 10.2 below, unless such termination is (i) due to the death or disability of such Key Executive (as determined in good faith by the board of directors or managers (or equivalent governing body) of such Subsidiary) or (ii) due to the resignation of such Key Executive from his position as a manager or director (or equivalent governing representative) of such Subsidiary in connection with the approval of a transaction or other arrangement by the board of managers or directors (or equivalent governing body) of such Subsidiary for which such Key Executive withheld his approval after determining (based on a written opinion of independent legal counsel) that such transaction or arrangement would likely result in personal liability to such Key Executive, but, in the case of clause (ii), only if concurrently therewith such Key Executive is willing to enter into an alternative arrangement substantially identical in substance to his then current engagement agreement with such Subsidiary, which alternative arrangement shall include, without limitation, an obligation of such Key Executive to perform the same duties and responsibilities that he performed as of immediately prior to such resignation, at the same level of aggregate compensation that he received as of immediately prior to such resignation.

(c) In the event any Key Executive’s service as a manager or director (or equivalent governing representative) of the Company or any of its Subsidiaries, or his employment or consulting arrangement with any of the Company’s Subsidiaries, is terminated for Just Cause, Qubica and its representatives on the Board and the equivalent governing body of each applicable Subsidiary of the Company shall take all actions necessary or advisable to cause such Key Executive to be removed promptly after such termination from all positions as a Manager or Officer of the Company and as a manager, director or officer (or equivalent governing position) of each of the Company’s Subsidiaries.

(d) Qubica agrees that it shall not employ or otherwise retain the services of any Key Executive or any Qubica Manager as an employee, officer or consultant of Qubica.

2.13 Reorganization. As soon as practicable after the Closing, each of the Company, Qubica Products, AMF BV, Qubica Canada and Qubica USA shall take all actions necessary or desirable, including, without limitation, executing and delivering definitive agreements mutually acceptable to a majority of each of the AMF Managers and the Qubica Managers (and a majority of each of the AMF Sub Directors and Qubica Sub Directors of Qubica Products, AMF BV, Qubica Canada and Qubica USA), to cause Qubica Products to transfer to the Company all of its right, title and interest in and to all of the outstanding equity interests of each of Qubica Canada and Qubica USA in exchange for the transfer by the Company to Qubica Products of all of the Company’s right, title and interest in and to all of the outstanding equity interests of AMF BV (the “Reorganization”); provided that the Reorganization shall not be consummated, in whole or in part, if it is determined in good faith by AMF, in its sole discretion, that all or any portion of the Reorganization would cause the Company or AMF, or any of their respective Subsidiaries or other Affiliates, to suffer any adverse legal, tax, accounting or other consequences.

ARTICLE III — CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

3.1 Capital Contributions.

(a) General. Each Person named on Schedule A attached hereto has made Capital Contributions to the Company as set forth on Schedule A, free and clear of all Liens, in exchange for the Shares, PECS and CPECS specified thereon, and each such Person’s initial Capital Account established pursuant to such Capital Contributions is set forth on Schedule A. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time. The Company and each Shareholder, PEC Holder and CPEC Holder shall file all tax returns, including any schedules thereto in a manner consistent with such initial Capital Accounts. Each such Person’s interest in the Company, including such Person’s interest in Profits, Losses and Distributions of the Company and the right to vote on certain matters as provided in this Agreement, shall be represented by the terms and conditions of the PECS, CPECS and Shares owned by such Person and the provisions of the Articles and this Agreement. The ownership of PECS, CPECS and Shares shall entitle each holder thereof to allocations of Profits and Losses and other items and Distributions as set forth in ARTICLE IV hereof. The Board may in its discretion issue certificates to each holder of PECS, CPECS and/or Shares.

(b) Representations and Warranties. Each Shareholder, PEC Holder and CPEC Holder hereby represents and warrants to the Company and the other Shareholders, PEC Holders and

CPEC Holders and acknowledges that: (i) such Person has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto; (ii) such Person has reviewed and evaluated all information necessary to assess the merits and risks of his, her or its investment in the Company and has had answered to such Person’s satisfaction any and all questions regarding such information; (iii) such Person is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time; (iv) such Person is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (v) the interests in the Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of by way of public offering unless they are registered and/or qualified under applicable securities laws and the provisions of this Agreement have been complied with; (vi) to the extent applicable, the execution, delivery and performance of this Agreement have been duly and unanimously authorized by such Person and do not require such Person to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Person or other governing documents or any agreement or instrument to which such Person is a party or by which such Person is bound; (vii) the determination of such Person to purchase interests in the Company has been made by such Person independent of any other Person and independent of any statements or opinions as to the advisability of such purchase, which may have been made or given by any other Person (other than as expressly set forth in the Contribution Agreement) or by any agent or employee of any other Person; (viii) the interests in the Company were not offered to such Person by means of general solicitation or general advertising; and (ix) this Agreement is valid, binding and enforceable against such Person in accordance with its terms.

(c) No Liability of Shareholders, PEC Holders or CPEC Holders.

(i) No Liability. Except as otherwise provided for by applicable law and as expressly set forth in this Agreement, no Shareholder, PEC Holder or CPEC Holder shall have any personal liability whatsoever in such Person’s capacity as a Shareholder, PEC Holder or CPEC Holder, whether to the Company, to any of the other Shareholders, PEC Holders or CPEC Holders, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Each Shareholder, PEC Holder and CPEC Holder shall be liable only to make such Person’s Capital Contribution to the Company and the other payments provided expressly herein.

(ii) Distribution. In accordance with the Articles and the laws of Luxembourg, a PEC Holder, CPEC Holder or Shareholder of a SARL may, under certain circumstances, be required to return amounts previously distributed to such Person. It is the intent of the Shareholders, PEC Holders and CPEC Holders that no distribution to any Person pursuant to ARTICLE IV hereof shall be deemed a return of money or other property paid or distributed in violation of the Articles or the Code. The payment of any such money or distribution of any such property to a PEC Holder, CPEC Holder or Shareholder shall be deemed to be a compromise within the meaning of the Articles, and the PEC Holder, CPEC Holder or Shareholder receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any PEC Holder, CPEC Holder or Shareholder is obligated to make any such payment, such obligation shall be the obligation of such Person and not of any other PEC Holder, CPEC Holder or Shareholder.

3.2 Capital Accounts.

(a) The Company shall maintain a separate Capital Account for each PEC Holder, CPEC Holder and Shareholder according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the discretion of the Board), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property. Without limiting the foregoing, the Capital Account of each Shareholder, PEC Holder and CPEC Holder shall be adjusted:

(i) by adding any additional Capital Contributions made by such Person in consideration for the issuance of Shares, PECS or CPECS;

(ii) by deducting any amounts paid or otherwise distributed to such Person in respect of Shares, PECS or CPECS held by such Person; and

(iii) by adding any Profits allocated in favor of such Person and subtracting any Losses allocated in favor of such Person.

(b) For purposes of computing the amount of any item of Company income, gain, loss, or deduction to be allocated pursuant to ARTICLE IV and to be reflected in the Capital Accounts, the determination, recognition, and classification of any such item shall be the same as its determination, recognition, and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery, or amortization used for this purpose); provided that:

(i) the computation of all items of income, gain, loss, and deduction shall include those items described in Tax Code Section 705(a)(l)(B) or Tax Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes;

(ii) if the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(iii) items of income, gain, loss, or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

(iv) items of depreciation, amortization, and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g); and

(v) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Tax Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

3.3 Negative Capital Accounts. No PEC Holder, CPEC Holder or Shareholder shall be required to pay to the Company or any other PEC Holder, CPEC Holder or Shareholder any deficit or negative balance which may exist from time to time in such Person’s Capital Account (including upon and after dissolution of the Company).

3.4 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

3.5 Loans. No loan to the Company by any PEC Holder, CPEC Holder or Shareholder shall be considered Capital Contributions (it being understood that a payment in exchange for PECS or CPECS shall not be considered a loan for purposes of this Section 3.5), and the making of any such loan shall not result in any increase in the amount of the Capital Account of such Person. The amount of any such loans shall be a debt of the Company to such Person and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

ARTICLE IV — DISTRIBUTIONS AND ALLOCATIONS

4.1 Distributions.

(a) Distributions Generally. Except as otherwise required by applicable law and subject to the terms and conditions of this Section 4.1, each of AMF, Qubica and the Company agrees to take all actions necessary or advisable to authorize the Company to make Distributions, and each of AMF, Qubica, the Company and each AMF Sub and Qubica Sub agrees to take all actions necessary or advisable to permit the Company to make Distributions (including, except to the extent prohibited by applicable law, each such Subsidiary making distributions, loans and/or other payments to the Company and each of AMF and Qubica causing its designees on the board of directors or managers (or equivalent governing body) of each such Subsidiary to approve such distributions, loans and/or other payments), when and to the extent required by this Section 4.1 (including by Sections 4.1(b) and 4.1(c)) and as otherwise approved by the Board in its sole discretion. All Distributions shall be made only in the following order, priority and manner:

(i) First, to the PEC Holders, as a payment of yield on outstanding PECS in accordance with the terms and condition thereof, until each PEC Holder has received Distributions in respect of such PEC Holder’s outstanding PECS in an amount equal to the aggregate Preferred Unpaid Yield on such PEC Holder’s outstanding PECS as of the time of such Distribution (it being understood that each Distribution made pursuant to this Section 4.1(a)(i) shall be made pro rata among the PEC Holders based on each PEC Holder’s share of the aggregate Preferred Unpaid Yield on all outstanding PECS as of immediately prior to such Distribution), and no Distribution or any portion thereof may be made pursuant to Section 4.1(a)(ii), 4.1(a)(iii) or 4.1(a)(iv) below until the entire amount of the Preferred Unpaid Yield on each outstanding PEC as of the time of such Distribution has been paid in full;

(ii) Second, to the PEC Holders, as a redemption of outstanding PECS in accordance with the terms and conditions thereof, until no PECS remain outstanding (it being understood that each Distribution made pursuant to this Section 4.1(a)(ii) shall be made pro rata among the PEC Holders based on the number of outstanding PECS held by each such PEC Holder as of immediately prior to such Distribution), and no Distribution or any portion thereof may be made pursuant to Section 4.1(a)(iii) or 4.1(a)(iv) below until all PECS have been fully redeemed by the Company;

(iii) Third, to the CPEC Holders, as a redemption of outstanding CPECS in accordance with the terms and conditions thereof, until no CPECS remain outstanding (it being understood that each Distribution made pursuant to this Section 4.1(a)(iii) shall be made pro rata among the CPEC Holders based on the number of outstanding CPECS held by each such CPEC Holder as of immediately prior to such Distribution), and no Distribution or any portion thereof may be made pursuant to Section 4.1(a)(iv) below until all CPECS have been fully redeemed by the Company; and

(iv) Fourth, to the Shareholders, as a dividend on outstanding Shares (it being understood that each Distribution made pursuant to this Section 4.1(a)(iv) shall be made pro rata among the Shareholders based on the number of outstanding Shares held by each such Shareholder as of immediately prior to such Distribution).

(b) Quarterly Tax Distributions. So long as the Company is treated as a partnership for U.S. federal and state income tax purposes, the Company shall make a Distribution of cash in accordance with Section 4.1(a) within 15 days after the end of each Company Quarter, to the extent that funds are legally available therefor, in an aggregate amount which in the good faith judgment of the Board equals the product of (x) the aggregate amount of taxable income allocable to PEC Holders, CPEC Holders and Shareholders in respect of such Company Quarter, multiplied by (y) the combined maximum U.S. federal, state, and local income tax rate to be applied with respect to such taxable income (calculated by using the highest maximum combined marginal U.S. federal, state, and local income tax rates to which any PEC Holder, CPEC Holder or Shareholder may be subject and taking into account the deductibility of state income tax for federal income tax purposes) for such period (a “Tax Distribution”). All Tax Distributions made to any PEC Holder, CPEC Holder or Shareholder shall be treated for all purposes hereunder (including for purposes of Sections 4.1(a) and 4.1(c)) as an advance payment of Distributions otherwise payable pursuant to this Section 4.1.

(c) Quarterly Distributions of Excess Operating Cash Flow. Except as otherwise determined by the Board, the Company shall make a Distribution of cash in accordance with Section 4.1(a) within 45 days after the end of each Company Quarter, to the extent that funds are legally available therefor, in an aggregate amount equal to the Excess Operating Cash Flow of the Company and its Subsidiaries for such Company Quarter.

(d) Deemed Distributions. Notwithstanding any other provision herein to the contrary, if the Company or any of its Subsidiaries is required by law to make any payment that is specifically attributable to a PEC Holder, CPEC Holder and/or Shareholder or any PEC Holder’s, CPEC Holder’s and/or Shareholder’s status as such (including any Taxes), then such Person shall be deemed for all purposes hereunder (including for purposes of Sections 4.1(a), 4.1(b) and 4.1(c)) to have received an advanced payment of Distributions otherwise payable pursuant to this Section 4.1 in an amount equal to such payment.

(e) Distributions upon Sale of the Company. In the event of a Sale of the Company, each PEC Holder, CPEC Holder and Shareholder shall receive in exchange for the PECS, CPECS and Shares sold by such Person the same portion of the aggregate consideration from such Sale of the Company that such Person would have received in respect of such PECS, CPECS and Shares (less such reserve as the Board deems appropriate for taxes and/or the satisfaction of obligations) if such aggregate consideration had been distributed by the Company in accordance with the provisions of Section 4.1(a) (assuming, for purposes of such deemed calculation, that the only PECS, CPECS and Shares outstanding are those sold in such Sale of the Company). Each PEC Holder, CPEC Holder and Shareholder shall take all actions requested by the Company or any other PEC Holder, CPEC Holder or Shareholder to give effect to the terms of this Section 4.1(e) in connection with a Sale of the Company.

(f) Persons Receiving Distributions. Each Distribution in respect of any PEC, CPEC or Share shall be made to the Person shown on the Company’s books and records as the holder of such PEC, CPEC or Share as of the record date declared by the Board for such Distribution (or, if no record date was so declared, as of the date of such Distribution).

(g) Deferred Distributions. Notwithstanding anything herein to the contrary, Distributions (or portions thereof) otherwise required by the JV Agreement but prohibited by applicable law or any agreement between the Company and any of its lenders shall be made by the Company as soon as permitted under applicable law and such agreement and, in the meantime, shall not affect the Company’s right or obligation to make any other Distribution (or portion thereof) that is not prohibited by applicable law or any such agreement.

4.2 Allocations. Except as otherwise provided in Section 4.3, Profits and Losses for any Company Year shall be allocated among the PEC Holders, CPEC Holders and Shareholders in such a manner that, as of the end of such Company Year, the sum of (i) the Capital Account of each PEC Holder, CPEC Holder and Shareholder, (ii) the share of Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(g)) of each PEC Holder, CPEC Holder and Shareholder, and (iii) the partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(2)) of each PEC Holder, CPEC Holder and Shareholder, shall be equal to the respective net amounts, positive or negative, that would be distributed to them, determined as if the Company were to (y) liquidate the assets of the Company for an amount equal to their Book Value, and (z) distribute the proceeds of liquidation pursuant to Section 4.1(a) of this Agreement.

4.3 Special Allocations.

(a) Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a Company Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such Company Year (and, if necessary, for subsequent Company Years) shall be allocated to the PEC Holders, CPEC Holders and Shareholders in the amounts and of such character as determined according to, and subject to the exceptions contained in, Treasury Regulation Section 1.704-2(i)(4).

(b) If there is a net decrease in Minimum Gain during any Company Year, each PEC Holder, CPEC Holder and Shareholder shall be allocated Profits for such Company Year (and, if necessary, for subsequent Company Years) in the amounts and of such character as determined according to, and subject to the exceptions contained in, Treasury Regulation Section 1.704-2(f). This Section 4.3(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any PEC Holder, CPEC Holder or Shareholder that unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 4.3(c) and 4.3(d) but before the application of any other provision of this ARTICLE IV, then Profits for such Taxable Year shall be allocated to such PEC Holder, CPEC Holder or Shareholder in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 4.3(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) Profits and Losses shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(j), (k), and (m).

(e) The allocations set forth in Sections 4.3(a)-4.3(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the PEC Holders, CPEC Holders and Shareholders intend to allocate Profit and Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this ARTICLE IV, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the PEC Holders, CPEC Holders and Shareholders so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the PEC Holders, CPEC Holders and Shareholders to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction, and loss) had been allocated without reference to the Regulatory Allocations. In general, the PEC Holders, CPEC Holders and Shareholders anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction, and loss) among the PEC Holders, CPEC Holders and Shareholders so that the net amount of the Regulatory Allocations and such special allocations to each such Person is zero.

(f) If, and to the extent that, any PEC Holder, CPEC Holder or Shareholder is deemed to recognize any item of income, gain, loss, deduction or credit as a result of any transaction between such PEC Holder, CPEC Holder or Shareholder and the Company pursuant to Tax Code Sections 1272-1274, 7872, 483, 482, 83 or any similar provision now or hereafter in effect, and the Board determines that any corresponding Profit or Loss of the Company should be allocated to the PEC Holder, CPEC Holder or Shareholder who recognized such item in order to reflect the economic interests of such Person in the Company, then the Company may so allocate such Profit or Loss.

4.4 Tax Allocations.

(a) The income, gains, losses, deductions and credits of the Company will be allocated, for U.S. federal, state and local income tax purposes, among the PEC Holders, CPEC Holders and Shareholders in accordance with the allocation of such income, gains, losses, deductions and credits among the PEC Holders, CPEC Holders and Shareholders for computing their Capital Accounts; except that, if any such allocation is not permitted by the Tax Code or other applicable law, then the Company’s subsequent income, gains, losses, deductions, and credits will be allocated among the PEC Holders, CPEC Holders and Shareholders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Company taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the PEC Holders, CPEC Holders and Shareholders in accordance with Tax Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value using the remedial method allowed under Treasury Regulation Section 1.704-3(d).

(c) If the Book Value of any Company asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Tax Code Section 704(c).

(d) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the PEC Holders, CPEC Holders and Shareholders according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this Section 4.4 are solely for purposes of U.S. federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Capital Account or share of Profits, Losses, Distributions or other Company items pursuant to any provision of this Agreement.

4.5 Transfer of Capital Accounts. If a PEC Holder, CPEC Holder or Shareholder Transfers an interest in the Company in accordance with the Articles and Article 8 of this Agreement to a new or existing PEC Holder, CPEC Holder or Shareholder, the Transferee shall succeed to that portion of the Transferor’s Capital Account that is attributable to the Transferred interest. Any reference in this Agreement to a Capital Contribution of, or Distribution to, a PEC Holder, CPEC Holder or Shareholder that has succeeded any other PEC Holder, CPEC Holder or Shareholder shall include any Capital Contributions or Distributions previously made by or to the former PEC Holder, CPEC Holder or Shareholder on account of the interest of such former PEC Holder, CPEC Holder or Shareholder Transferred to such new or existing PEC Holder, CPEC Holder or Shareholder.

ARTICLE V — GENERAL RIGHTS AND OBLIGATIONS OF SHAREHOLDERS

5.1 Shareholders Right to Act. For situations which the approval of any Shareholders or class thereof (rather than the approval of the Board on behalf of the Shareholders) is required, the Shareholders shall act through meetings and written consents as described in the Articles.

5.2 Conflicts of Interest. A Shareholder, its Affiliates and each of their respective stockholders, directors, managers, officers, controlling persons, partners and employees (collectively, the “Shareholder Group”) may have business interests and engage in business activities in addition to those relating to the Company and its Subsidiaries, except as any such Person may have otherwise agreed with the Company or any of its Subsidiaries in writing. Neither the Company nor any Shareholder shall have any rights by virtue of this Agreement in any business ventures of any such Person.

5.3 Transactions between the Company and the Shareholders. Notwithstanding that it may constitute a conflict of interest, the Shareholders or their Affiliates may engage in any transaction (including the purchase, sale, lease or exchange of any property or rendering of any service or the establishment of any salary, other compensation or other terms of employment) with the Company so long as such transaction is approved by the Board in accordance with the Articles.

ARTICLE VI — BOOKS, RECORDS, ACCOUNTING AND REPORTS

6.1 Records and Accounting. The Company and its Subsidiaries shall keep, or cause to be kept, appropriate books and records with respect to the Company and its Subsidaries’ businesses, including but not limited to all books and records necessary to provide any information, lists, and copies of documents required to perform its obligations under this Agreement or to be provided pursuant to this Agreement, applicable laws or the request of any Manager, Shareholder, PEC Holder or CPEC Holder. The Company and its Subsidiaries shall timely provide to the Board and to each Manager, PEC Holder, CPEC Holder and Shareholder special and regular periodic financial, management and tax information, reports and packages, including copies of documents, as set forth in the Contribution Agreement or as the Board or each Manager or Shareholder may from time to time request. The regular information, reports and packages shall include the information, reports and packages that AMF provided to its corporate parent, AMF Bowling Worldwide, Inc., prior to the execution of this Agreement. The Officers shall answer all questions and inquiries of each Manager and Shareholder regarding the business and affairs of the Company and its Subsidiaries and any information, reports or packages provided. Except as otherwise required by the Code, all matters concerning the determination of the relative amount of allocations and Distributions among the PEC Holders, CPEC Holders and Shareholders pursuant to the Articles, ARTICLE III and ARTICLE IV shall be determined by the Board. All matters concerning accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board, whose determination shall be final and conclusive as to all of the PEC Holders, CPEC Holders and Shareholders absent manifest clerical error.

6.2 Tax Information.

(a) The Company shall use reasonable best efforts to deliver or cause to be delivered, within 90 days after the end of each Company Year, to each Person who was a PEC Holder, CPEC Holder or Shareholder at any time during such Company Year all information necessary for the preparation of such Person’s tax returns, including IRS Form K-1 (and any corresponding form under U.S. state or local law). The Company and its Subsidiaries shall timely deliver or cause to be delivered to each PEC Holder, CPEC Holder and Shareholder all information and copies of documents, in such form and detail as such PEC Holder, CPEC Holder or Shareholder may request, necessary for or convenient for the preparation of such Person’s tax returns. Copies of all income tax returns filed on behalf of the Company and its Subsidiaries will be provided to each PEC Holder, CPEC Holder and Shareholder not later than 30 days after filing with the applicable Governmental Entity. Copies of tax returns that are not income tax reports filed on behalf of the Company or any of its Subsidiaries will be provided to each PEC Holder, CPEC Holder or Shareholder upon request within a reasonable time, but not later than 30 days after any such request. Except as expressly set forth herein, the Company shall not be responsible for preparing or filing any tax returns or other tax filings that are the responsibility of a PEC Holder, CPEC Holder or Shareholder under applicable laws and regulations.

(b) The Company shall assist each of AMF and Qubica in retaining a single qualified tax professional selected by AMF, and shall reimburse each of AMF and Qubica for the cost of such tax professional, to prepare and file each of AMF’s and Qubica’s United States federal and state income tax returns to the extent related to their respective ownership of PECS, CPECS and/or Shares.

6.3 Company Funds. None of the Managers or Officers may commingle the Company’s funds with the funds of any PEC Holder, CPEC Holder, Shareholder, Manager or Officer.

ARTICLE VII — TAXES

7.1 Tax Returns. The Company shall prepare and file, or cause to be prepared and filed, all necessary tax returns of the Company and its Subsidiaries, including making the elections described in Section 7.2, in a timely and proper manner in accordance with applicable laws and regulations. Each PEC Holder, CPEC Holder and Shareholder shall furnish to the Company all pertinent information in its possession relating to the operations of the Company or any of its Subsidiaries that is necessary to enable the tax returns of the Company and its Subsidiaries to be prepared and filed.

7.2 Tax Elections. Except as otherwise set forth in this Agreement (including Section 2.8 hereof), the Company shall make any material nonrecurring election the Board may deem appropriate and in the best interests of the PEC Holders, CPEC Holders and Shareholders. The appropriate Company personnel responsible for tax compliance matters shall keep the Board reasonably informed as to any other tax elections made by the Company.

7.3 Tax Matters Partner.

(a) AMF (or an Affiliate so designated by AMF) shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Tax Code (the “Tax Matters Partner”).

(b) The Tax Matters Partner shall inform the Board and each other PEC Holder, CPEC Holder and Shareholder of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the fifth business day after becoming aware thereof and, within that time, shall forward to the Board and each other PEC Holder, CPEC Holder and Shareholder copies of all significant written communications he may receive in that capacity.

(c) The Tax Matters Partner is authorized to represent the Company before the Internal Revenue Service and any other Governmental Entity with jurisdiction, and to sign such consents and to enter into settlements and other agreements with such agencies as the Board deems necessary or advisable. Each PEC Holder, CPEC Holder and Shareholder agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company or the Tax Matters Partner with respect to the conduct of such proceedings. The Tax Matters Partner may not take any action contemplated by Sections 6222 through 6232 of the Tax Code without the consent of the Board, but this sentence does not authorize the Tax Matters Partner (or any Manager) to take any action left to the determination of an individual PEC Holder, CPEC Holder or Shareholder under Sections 6222 through 6232 of the Tax Code.

(d) Promptly following the written request of the Tax Matters Partner, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding (i) with respect to the tax liability of the Company and/or (ii) with respect to the tax liability of the Shareholders in connection with the operations of the Company.

(e) The provisions of this Section 7.3 shall survive the termination of the Company or the termination of any Shareholder’s interest in the Company and shall remain binding on the Shareholders for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the Federal income taxation of the Company or the Shareholders.

ARTICLE VIII — TRANSFER OF COMPANY INTERESTS

8.1 Transfers of PECS, CPECS and Shares.

(a) Subject to Section 8.1(d), PECS are freely transferable among PEC Holders, CPECS are freely transferable among CPEC Holders and Shares are freely transferable among Shareholders.

(b) Except as otherwise contemplated by this Agreement, no PEC Holder will Transfer any PEC to any non-PEC Holder and no CPEC Holder will Transfer any CPEC to a non-CPEC Holder, without the prior written consent of the Board.

(c) Except as otherwise required by the Code and as otherwise contemplated by this Agreement, no Shareholder will Transfer any Shares to any non-Shareholder unless in accordance with the Articles and, then, only upon the prior written consent of the Board.

(d) Each proposed transferee of PECS, CPECS and/or Shares who is not already a party to this Agreement shall, as a condition precedent to such Transfer, execute a counterpart to this Agreement pursuant to which such transferee shall agree to be bound by the provisions of this Agreement.

8.2 Effect of Assignment. Any PEC Holder, CPEC Holder or Shareholder who shall assign any PECS, CPECS or Shares shall cease to be a PEC Holder, CPEC Holder or Shareholder of the Company with respect to such PECS, CPECS or Shares and shall no longer have any rights or privileges of a PEC Holder, CPEC Holder or Shareholder with respect to such PECS, CPECS or Shares.

8.3 Prohibition on Transfer. In order to permit the Company to qualify for the benefit of a “safe harbor” under Tax Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any PEC, CPEC or Share, or economic interest therein, shall be permitted or recognized by the Company or the Board (within the meaning of Treasury Regulation Section 1.7704-1(d)) if and to the extent that such Transfer would cause the Company to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3).

8.4 Transfer Fees and Expenses. The transferor and transferee of any PECS, CPECS and/or Shares shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer, whether or not consummated.

8.5 Void Transfers. Any Transfer by any PEC Holder, CPEC Holder or Shareholder of any PECS, CPECS or Shares in contravention of the Code, the Articles or this Agreement (including, without limitation, the failure of the transferee to execute a counterpart if required by Section 8.1(d)) or which would cause the Company to not be treated as a partnership for U.S. federal income tax purposes shall be void and ineffectual and shall not bind or be recognized by the Company or any other party. No purported assignee shall have any right to any profits, losses or Distributions of the Company.

ARTICLE IX — WITHDRAWAL AND RESIGNATION OF SHAREHOLDERS

9.1 Withdrawal and Resignation of Shareholders. No Shareholder shall have the power or right to withdraw or otherwise resign or be expelled from the Company prior to the dissolution and winding up of the Company pursuant to the Articles, except as otherwise expressly permitted by this Agreement or any of the other agreements contemplated hereby. Notwithstanding that payment on account of a withdrawal may be made after the effective time of such withdrawal, any completely withdrawing Shareholder will not be considered a Shareholder for any purpose after the effective time of such complete withdrawal, and, in the case of a partial withdrawal, such Shareholder’s Capital Account (and corresponding voting and other rights) shall be reduced for all other purposes hereunder upon the effective time of such partial withdrawal.

9.2 Withdrawal of a Shareholder. No Shareholder shall have the power or right to withdraw or otherwise resign from the Company, except simultaneous with the Transfer of all of a Shareholder’s Shares in a Transfer permitted by this Agreement.

ARTICLE X — LIQUIDITY PROVISIONS

10.1 Put Offer.

(a) Subject to Section 2.12(b), at any time after the third anniversary of the Effective Date, each of AMF and Qubica (as applicable, the “Selling Shareholder”) shall have the right to offer to the other (the “Remaining Shareholder”) all of the PECS, CPECS and Shares then held by the Selling Shareholder for an aggregate cash purchase price equal to the Put Offer Price (the “Put Offer”), by delivering a written notice to the Remaining Shareholder and the Company specifying the number of PECS, CPECS and Shares being offered and the Selling Shareholder’s calculation of the Put Offer Price (the “Put Offer Notice”).

(b) The Remaining Shareholder shall be under no obligation to accept the Put Offer or purchase the PECS, CPECS or Shares of the Selling Shareholder. However, if the Remaining Shareholder does elect to accept the Put Offer by delivering a written notice of acceptance to the Selling Shareholder within thirty (30) days after receipt of the Put Offer Notice, the Remaining Shareholder shall purchase, and the Selling Shareholder shall sell, all of the Selling Shareholder’s Shares (as specified in the Put Offer Notice) for the Put Offer Price at a mutually agreeable time and place (the “Put Closing”).

(c) At the Put Closing, the Selling Shareholder shall deliver to the Remaining Shareholder certificates representing the PECS, CPECS and Shares to be purchased by the Remaining Shareholder, if any such certificates have been issued, free and clear of all Liens and accompanied by duly executed Transfer agreements, and the Remaining Shareholder shall deliver to the Selling Shareholder the Put Offer Price by cashier’s or certified check payable to the Selling Shareholder or by wire transfer of immediately available funds to an account designated by the Selling Shareholder.

10.2 Liquidity Request.

(a) At any time after a Put Offer Notice is delivered pursuant to Section 10.1(a), but not accepted by the Remaining Shareholder within the prescribed time period, the Selling Shareholder shall be entitled to deliver a written notice to the Company and the Remaining Shareholder requesting liquidity for its investment in the Company (a “Liquidity Request”). In addition, each of AMF and Qubica shall be entitled to deliver a Liquidity Request at any time after the fourth anniversary of the Effective Date without first needing to deliver a Put Offer Notice pursuant to Section 10.1(a).

(b) Upon delivery of a Liquidity Request, the Board shall promptly, but in any event within thirty (30) days, retain a Global Coordinator and solicit from the Global Coordinator specific analyses with respect to the various liquidity event alternatives available to the Company and its PEC Holders, CPEC Holders and Shareholders (including, without limitation, an initial Public Offering of the Company and a Sale of the Company), which analyses shall include, without limitation, the advantages, disadvantages, timing and valuations relating to each such alternative. The Board shall also instruct the Global Coordinator to make a final recommendation within ninety (90) days of its retention as to the specific liquidity alternative that should be pursued by the Company and the PEC Holders, CPEC Holders and Shareholders to achieve liquidity for the PEC Holders, CPEC Holders and Shareholders within six (6) months thereafter at the maximum value achievable given then prevailing market conditions. Once such recommendation is made, the Company and each PEC Holder, CPEC Holder and Shareholder agree to promptly implement the liquidity alternative so recommended, including, without limitation, taking all actions necessary or desirable in connection therewith and executing and delivering definitive agreements, documents or instruments with respect thereto, unless a majority of the AMF Managers and a majority of the Qubica Managers otherwise agree to abandon or modify such recommendation. The fees and expenses of the Global Coordinator shall be borne by the Company.

(c) In the event that the Global Coordinator recommends a Sale of the Company, the Company and each PEC Holder, CPEC Holder and Shareholder shall cooperate in such sale process and shall give customary, representations, warranties, covenants and indemnities in connection with such sale transaction and take all actions necessary or desirable in connection with such sale transaction, including, without limitation, executing and delivering definitive agreements, documents or instruments with respect thereto. The Global Coordinator shall serve as the Company’s financial advisor for such sale transaction unless the Board determines otherwise in its sole discretion.

10.3 Deadlock Offer.

(a) In the event that, at any time after the six-month anniversary of the Effective Date, (i) a Fundamental Change is proposed by AMF, a majority of the AMF Managers or a majority of the AMF Sub Directors of any particular Subsidiary of the Company, as applicable, and such Fundamental Change is not approved by the Board or the board of directors or managers (or equivalent governing body) of such Subsidiary, as applicable, or (ii) a Fundamental Change is proposed by Qubica, a majority of the Qubica Managers or a majority of the Qubica Sub Directors of any particular Subsidiary of the Company, as applicable, and such Fundamental Change is not approved by the Board or the board of directors or managers (or equivalent governing body) of such Subsidiary (in any such case under clause (i) or (ii), a “Deadlock”), and such Deadlock is not resolved (x) within six (6) months if the Deadlock initially occurs on or prior to the first anniversary of the Effective Date, (y) prior to the 18-month anniversary of the Effective Date if the Deadlock initially occurs after the first anniversary of the Effective Date and on or prior to the 18-month anniversary of the Effective Date or (z) within 30 days if the Deadlock occurs after the 18-month anniversary of the Effective Date, then each of AMF and Qubica shall be entitled to offer to the other all of the PECS, CPECS and Shares then held by the Selling Shareholder for the Deadlock Offer Price (the “Deadlock Offer”), by delivering a written notice to the Remaining Shareholder and the Company specifying the Selling Shareholder’s calculation of the Deadlock Offer Price (the “Deadlock Offer Notice”).

(b) The Remaining Shareholder shall be under no obligation to accept the Deadlock Offer or purchase the PECS, CPECS or Shares of the Selling Shareholder. However, if the Remaining Shareholder does elect to accept the Deadlock Offer by delivering a written notice of acceptance to the Selling Shareholder within thirty (30) days after receipt of the Deadlock Offer Notice, the Remaining Shareholder shall purchase, and the Selling Shareholder shall sell, all of the Selling Shareholder’s Shares (as specified in the Deadlock Offer Notice) for the Deadlock Offer Price at a mutually agreeable time and place (the “Deadlock Closing”).

(c) At the Deadlock Closing, the Selling Shareholder shall deliver to the Remaining Shareholder certificates representing the PECS, CPECS and Shares to be purchased by the Remaining Shareholder, if any such certificates have been issued, free and clear of all Liens and accompanied by duly executed Transfer agreements, and the Remaining Shareholder shall deliver to the Selling Shareholder the Deadlock Offer Price by cashier’s or certified check payable to the Selling Shareholder or by wire transfer of immediately available funds to an account designated by the Selling Shareholder.

(d) Notwithstanding anything in this Section 10.3 to the contrary, the Selling Shareholder and the Remaining Shareholder shall not consummate the offer and sale of Shares contemplated by this Section 10.3 if the Board resolves the Deadlock at any time prior to the Deadlock Closing.

10.4 Sale to a Competitor.

(a) If any of the Persons set forth on the Major Competitor Schedule attached hereto as Schedule D acquires (whether by merger, liquidation, consolidation, reorganization, combination or transfer) more than 50% of the outstanding equity interests of AMF or of any Person who then owns, directly or indirectly, all of the outstanding equity interests of AMF (a “Sale to a Competitor”), then, unless Qubica consents in writing to such Sale to a Competitor, Qubica shall be entitled at all times thereafter to designate all but one of the AMF Managers and all but one of the AMF Sub Directors for each Subsidiary of the Company; it being understood and agreed that AMF shall retain the right to designate one AMF Manager and one AMF Sub Director for each Subsidiary of the Company.

(b) In the event of a Sale to a Competitor, AMF shall, unless Qubica consents in writing to such Sale to a Competitor, transfer immediately prior to the consummation of such Sale to a Competitor that number of Shares equal to (i) 75.1% of all of the Shares then outstanding, minus (ii) the aggregate number of Shares held by or on behalf of Qubica at the time of such transfer, to a bank, who shall not have any material relationship with the Company, AMF or Qubica and who shall be selected by Qubica, pursuant to a fiduciary agreement under which (x) the beneficial ownership of such Shares so transferred (including, without limitation, AMF’s interest in Profits, Losses and Distributions of the Company) shall remain for the benefit of AMF and (y) the voting power over such Shares shall be vested in Qubica.

(c) In the event that, at any time after a Sale to a Competitor to which Qubica did not consent in writing, the Board approves a Sale of the Company (an “Approved Sale”), AMF shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as (i) a merger or consolidation, AMF shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of Shares, AMF shall agree to sell all of its Shares or rights to acquire Shares on the terms and conditions approved by the Board and the holders of the Required Interest. AMF shall take all necessary or desirable actions in connection with the consummation of such Approved Sale as requested by the Board.

(d) In the event of an Approved Sale, AMF shall receive in respect of the PECS, CPECS and Shares then held by AMF the same portion of the aggregate consideration from such Approved Sale that AMF would have received if such aggregate consideration had been distributed by the Company pursuant to Section 4.1(e) above.

(e) Notwithstanding any implication herein to the contrary, neither Qubica nor the Company shall take any action (including, without limitation, amending the Articles, this Agreement or any of the other Transactions Documents in a manner) which would disproportionately and adversely affect the economic rights of AMF hereunder as a holder of PECS, CPECS and/or Shares.

ARTICLE XI — VALUATION

11.1 Determination. Subject to Section 11.2, the Fair Market Value of the assets of the Company or of a Company Interest will be determined by the Board (or, if pursuant to the Articles,

the liquidators) in its good faith judgment in such manner as it deems reasonable and using all factors, information and data deemed to be pertinent; provided, however, if the Board is unable to reach agreement within a reasonable period of time, the Board shall select and retain an independent appraiser experienced in valuing securities to make such determination, which determination shall be final and binding upon the parties hereto.

11.2 Fair Market Value. “Fair Market Value” of (i) a specific Company asset will mean the amount that the Company would receive in an all-cash sale of such asset (free and clear of all Liens and after payment of all liabilities secured only by such asset) in an arms-length transaction with an unaffiliated third party consummated on the day immediately preceding the date on which the event occurred that necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale); and (ii) the Company will mean the amount that the Company would receive in an all-cash sale of all of its assets and businesses as a going concern (free and clear of all Liens and after payment of indebtedness for borrowed money) in an arms-length transaction with an unaffiliated third party consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (assuming that all of the proceeds from such sale were paid directly to the Company other than an amount of such proceeds necessary to pay transfer taxes payable in connection with such sale, which amount will not be received or deemed received by the Company). After a determination of the Fair Market Value of the Company is made as provided above, the Fair Market Value of a PEC, CPEC or Share will be determined by making a calculation reflecting the cash Distributions that would be made to the PEC Holders, CPEC Holders and Shareholders in accordance with this Agreement in respect of such PEC, CPEC or Share if the Company were deemed to have received such Fair Market Value in cash and then distributed the same to the PEC Holders, CPEC Holders and Shareholders in accordance with the terms of this Agreement incident to the liquidation of the Company after payment to all of the Company’s creditors from such cash receipts other than payments to creditors who hold evidence of indebtedness for borrowed money, the payment of which is already reflected in the calculation of the Fair Market Value of the Company and assuming that all of the convertible debt and other convertible securities were repaid or converted (whichever yields more cash to the holders of such convertible securities) and all options to acquire Shares (whether or not currently exercisable) that have an exercise price below the Fair Market Value of such Shares were exercised and the exercise price therefor paid. Except as otherwise provided herein, in any Transaction Document or in any agreement, document or instrument contemplated hereby, any amount to be paid under this Agreement by reference to the Fair Market Value shall be paid in full in cash, and any PEC, CPEC or Share being transferred in exchange therefor will be transferred free and clear of all Liens.

ARTICLE XII — GENERAL PROVISIONS

12.1 Power of Attorney.

(a) Each PEC Holder, CPEC Holder and Shareholder hereby constitutes and appoints each member of the Board, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his or its name, place and stead, to execute, swear to, acknowledge, deliver, file, and record in the appropriate public offices: (i) this Agreement, all certificates, and other instruments and all amendments (in the manner set forth herein) thereof in accordance with the terms hereof which the Board deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a SARL in the country of Luxembourg and in all other jurisdictions in which the Company may conduct business or own property; (ii) all instruments that the Board deems appropriate or necessary to reflect any amendment, change, modification, or restatement of this Agreement in accordance with its terms, or to otherwise carry out the terms of this Agreement; (iii) all conveyances and other instruments or documents which the Board deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of the Articles and this Agreement, including a certificate of cancellation; and (iv) all instruments relating to the admission, withdrawal or substitution of any PEC Holder, CPEC Holder or Shareholder pursuant to ARTICLE VIII or ARTICLE IX.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency, or termination of any PEC Holder, CPEC Holder or Shareholder and the Transfer of all or any portion of his or its Company Interest and shall extend to such Person’s heirs, successors, assigns, and personal representatives.

12.2 Amendments. This Agreement may be amended from time to time by a written instrument by the holders of the Required Interest; provided that no amendment or modification pursuant to this Section 12.2 that would adversely affect any class or group of PEC Holders, CPEC Holders or Shareholders in a manner different than any other class or group of PEC Holders, CPEC Holders or Shareholders (other than to the extent of such Person’s relative ownership percentages) shall be effective against such class or group of PEC Holders, CPEC Holders or Shareholders without the prior written consent of the holders of at least 75% percent of the PECS, CPECS or Shares then held by such class or group so adversely affected thereby; provided, further, that no amendment or modification pursuant to this Section 12.2 that would affect the rights of a PEC Holder, CPEC Holder or Shareholder or group of PEC Holders, CPEC Holders or Shareholders specifically granted such rights by name shall be modified without the consent of such PEC Holder, CPEC Holder or Shareholder (or, in the case of a group, the holders of at least 75% of the PECS, CPECS or Shares then held by such group of PEC Holders, CPEC Holders or Shareholders, as applicable).

12.3 Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no PEC Holder, CPEC Holder or Shareholder, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Legal title to any or all Company assets may be held in the name of the Company or one or more nominees, as the Board may determine. The Board hereby declares and warrants that any Company assets for which legal title is held in its name or the name of any nominee shall be held in trust by the Board or such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held.

12.4 Remedies. The Company and each PEC Holder, CPEC Holder and Shareholder shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

12.5 Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns, whether so expressed or not.

12.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

12.7 Public Offering. In the event the Board approves a public offering of securities of the Company, the Board shall, in order to facilitate such public offering, or if the Board otherwise determines that it would be in the best interests of the Company, the Board may, cause the Company to incorporate its business, or any portion thereof, including by (i) the transfer of all of the assets of the Company, subject to the Company’s liabilities, or the transfer of any portion of such assets and liabilities, to one or more corporations in exchange for shares of such corporation(s) and the subsequent distribution of such shares, at such time as the Board may determine, to the PEC Holders, CPEC Holders and Shareholders on a pro rata basis in accordance with Section 4.1 of this Agreement, (ii) conversion of the Company into a société anonyme or a société en commandite par actions as foreseen by the Code or (iii) Transfer by each PEC Holder, CPEC Holder and Shareholder of the PECS, CPECS and Shares held by such Person to one or more corporations in exchange for shares of such corporation(s) (including by merger of the Company into a corporation) and, in connection therewith, each PEC Holder, CPEC Holder and Shareholder agrees to the Transfer of its PECS, CPECS and Shares in accordance with the terms of exchange as provided by the Board and further agrees that as of the effective date of such exchange any PEC, CPEC or Share outstanding thereafter which shall not have been tendered for exchange shall represent only the right to receive a certificate representing the number of shares of such corporation(s) as provided in the terms of such exchange. In connection with any such reorganization or exchange as provided above, (x) each PEC Holder shall receive the same form of securities and the same amount of securities per PEC (other than as necessary to reflect different amounts of accrued yield thereon), and, if any holder(s) of PECS are given an option as to the form and amount of securities to be received in respect of such Person’s PECS, each PEC Holder shall be given the same option, (y) each CPEC Holder shall receive the same form of securities and the same amount of securities per CPEC, and, if any holder(s) of CPECS are given an option as to the form and amount of securities to be received in respect of such Person’s CPECS, each CPEC Holder shall be given the same option, and (z) each Shareholder shall receive the same form of securities and the same amount of securities per Share, and, if any Shareholder(s) are given an option as to the form and amount of securities to be received in respect of such Person’s Shares, each Shareholder shall be given the same option. The Company shall pay any and all organizational, legal and accounting expenses and filing fees incurred in connection with such incorporation transaction.

12.8 Notice of Provisions. By executing this Agreement, each PEC Holder, CPEC Holder and Shareholder acknowledges that it has actual notice of all of the provisions hereof (including the restrictions on Transfer set forth herein).

12.9 Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

12.10 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document, or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Company Year shall refer to a portion thereof. The use of the words “or,” “either,” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

12.11 Governing Law. This Agreement and its execution, validity and interpretation shall be governed by and construed, in all respects, in accordance with the laws of Luxembourg, without giving effect to any choice or conflict of law provision or rule (whether of Luxembourg or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Luxembourg.

12.12 Governing Language. This Agreement has been negotiated and executed by each of the parties hereto in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

12.13 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement shall be finally determined by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”). The parties to such dispute, controversy or claim shall select one arbitrator, knowledgeable as to the laws of Luxembourg, appointed in accordance with such Rules. The place of the arbitration shall be London, England. The language of the arbitration shall be English. The arbitrators shall have the authority to award all forms of relief determined to be just and equitable; provided, however, that the arbitrators shall have no authority to award punitive or exemplary damages, or any other monetary damages not measured by the prevailing party’s actual damages. Any arbitral award rendered pursuant to this provision shall be final and binding on the parties and may be enforced in any court of competent jurisdiction. Before any arbitration pursuant to this provision has been convened, either party may seek from any court of competent jurisdiction interim or provisional relief. Such interim or provisional relief may subsequently be vacated, continued or modified by the arbitrator on the application of either party.

12.14 Addresses and Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. local time for the receiving party on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands, and other communications shall be sent to the address for such recipient set forth in the Company’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Board or the Company shall be deemed given if received by the Board at the principal office of the Company designated pursuant to Section 2.6.

12.15 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company (other than any PEC Holder or CPEC Holder in its capacity as such) or any of their Affiliates, and no creditor who makes a loan to the Company or any of its

Affiliates (provided that, for purposes of this provision, no Capital Contribution in respect of a PEC or CPEC shall be considered a loan) may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making such loan any direct or indirect interest in Company Profits, Losses, Distributions, capital, or property other than as a secured creditor.

12.16 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

12.17 Further Action. Each party hereto shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

12.18 Offset. Whenever the Company is to pay any sum to any PEC Holder, CPEC Holder or Shareholder, or any Affiliate or related person thereof, any amounts that such PEC Holder, CPEC Holder or Shareholder, or such Affiliate or related person, owes to the Company or any of its Subsidiaries may be deducted from that sum before payment.

12.19 Reimbursement of Payments on Behalf of Shareholders. If the Company or any of its Subsidiaries is required by law to make any payment that is specifically attributable to a PEC Holder, CPEC Holder and/or Shareholder or any PEC Holder’s, CPEC Holder’s and/or Shareholder’s status as such (including withholding taxes, personal property taxes and unincorporated business taxes), then such shareholder shall indemnify the Company or any such Subsidiary in full for the entire amount paid (including interest, penalties and related expenses, other than any such interest, penalties and expenses resulting from the Company or such Subsidiary failing to comply with applicable law). The Company or any Subsidiary, as applicable, may pursue and enforce all rights and remedies it may have against each PEC Holder, CPEC Holder and/or Shareholder under this Section 12.19, including instituting a lawsuit to collect such indemnification and contribution with interest calculated at a rate equal to the lower of (i) 12% per annum and (ii) the highest rate per annum permitted by applicable law(s), in either case compounded as of the last day of each year (but not in excess of the highest rate per annum permitted by applicable law). The Company shall automatically reduce the amount of any distributions to which a PEC Holder, CPEC Holder and/or Shareholder is otherwise entitled in accordance with the provisions of this Agreement by the amount of any such payment made by the Company or any of its Subsidiaries that is specifically attributable to such PEC Holder, CPEC Holder and/or Shareholder. A PEC Holder, CPEC Holder and/or Shareholder’s obligation to indemnify the Company or any of its Subsidiaries under this Section 12.19 shall survive the termination, dissolution, liquidation and winding up of the Company or any such Subsidiary, and for purposes of this Section 12.19, the Company or any such Subsidiary shall be treated as continuing in existence.

12.20 Entire Agreement. This Agreement, those documents expressly referred to herein, the other documents of even date herewith, the other Transaction Documents and any other agreements executed after the date hereof pursuant to which one or more PECS, CPECS or Shares are issued embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

12.21 Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

12.22 Survival. Sections 12.11, 12.12, 12.13, 12.14, 12.19 and 12.22 shall survive and continue in full force and effect in accordance with its terms notwithstanding any termination of this Agreement or the dissolution of the Company.

*     *     *     *     *

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Joint Venture Agreement as of the date first written above.

QubicaAMF Worldwide, S.a.r.l.

By:	/s/ JOHN B. WALKER
Name:	John B. Walker
Title:	Chief Operating Officer

AMF Holdings, Inc.

By:	/s/ CHRISTOPHER F. CAESAR
Name:	Christopher F. Caesar
Title:	Chief Financial Officer

Qubica Lux, S.à.r.l.

By:	/s/ EMANUELE GOVONI
Name:	Emanuele Govoni
Title:	Director

By:	/s/ PAOLO BARETTA
Name:	Paolo Baretta
Title:	Director

Agreed and acknowledged solely for purposes of Sections 2.11, 2.12 and 4.1(a).

Qubica, S.p.A.

By:	/s/ EMANUELE GOVONI
Name:	Emanuele Govoni
Title:	Director

Qubica USA, Inc.

By:	/s/ EMANUELE GOVONI
Name:	Emanuele Govoni
Title:	Director

Qubica Canada, Inc.

By:	/s/ EMANUELE GOVONI
Name:	Emanuele Govoni
Title:	Director

Aquta S.r.l.

By:	/s/ EMANUELE GOVONI
Name:	Emanuele Govoni
Title:	Director

AMF Bowling Products, LLC

By:	/s/ CHRISTOPHER F. CAESAR
Name:	Christopher F. Caesar
Title:	Chief Financial Officer

AMF Bowling Products International BV

By:	/s/ ROBERT HENDRIX
Name:	Robert Hendrix
Title:	Director

AMF Bowling India Private Limited

By:	/s/ CHRISTOPHER F. CAESAR
Name:	Christopher F. Caesar
Title:	Chief Financial Officer

AMF Bowling Poland Sp.zo.o

By:	/s/ ROBERT HENDRIX
Name:	Robert Hendrix
Title:	Director

AMF Bowling Products, LLC (Russia)

By:	/s/ ROBERT HENDRIX
Name:	Robert Hendrix
Title:	Director

AMF Bowling Products Mexico S. de R.L. de C.V.

By:	/s/ W. THOMAS DIDLAKE
Name:	W. Thomas Didlake
Title:	Director

SCHEDULE A

	Capital Contribution	Number of PECS	Number of CPECS	Number of Shares
AMF Holdings, Inc. 8100 AMF Drive Mechanicsville, VA 23111 Fax No.: (804) 730-0923 Attn: CEO	100% of the equity interests of each of AMF BV and AMF Products	19,550,000	128,800	9,200

Qubica Lux, S.à.r.l. Qubica Lux S.a.R.L. c/o Fiduciare Continentale 16, Corso Allée Marconi L-2120 Luxembourg Fax No.: +352 453147 Attention: Luc Braun	100% of the equity interests of Qubica Products	19,550,000	128,800	9,200

SCHEDULE B

COMPANY AFFILIATED TRANSACTIONS SCHEDULE

None

SCHEDULE C

INITIAL STRATEGIC PLAN

See attachment.

SCHEDULE D

MAJOR COMPETITOR SCHEDULE

Brunswick